UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 1, 2005

    Beach First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

    South Carolina
(State or other jurisdiction of incorporation)

000-22503	57-1030117
(Commission File Number)	(IRS Employer Identification No.)

1550 Oak Street, Myrtle Beach, South Carolina (Address of principal executive offices)	29577 (Zip Code)

    (843) 626-2265
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

        Beach First National Bancshares, Inc. formed a subsidiary, BFNM Building, LLC in partnership with our legal counsel, Nelson Mullins Riley & Scarborough LLP for purposes of acquiring a parcel of land and constructing an office building on the property. Beach First owns two-thirds of BFNM Building, LLC and Nelson Mullins Riley & Scarborough owns the remaining one-third. The building will be a three-story, 46,066 square foot office building located on 3.5 acres at the southwest corner of Robert Grissom Parkway and 38th Avenue North in Myrtle Beach, South Carolina. Once completed, Beach First will move its main office to this location and Nelson Mullins Riley & Scarborough will relocate its Myrtle Beach legal office to the building. BFNM Building, LLC purchased the land for approximately $1.8 million and it is financing the construction project through a third-party lender with each of the owners being responsible for their respective interests in the project. We estimate that the total land and construction project will cost approximately $7.0 million, exclusive of tenant improvements. Beach First intends to lease two-thirds of the building (approximately 30,000 square feet) from the entity that owns the building. Because Beach First will initially only occupy approximately 11,000 square feet of space, we intend to lease the other 19,000 square feet of our portion to outside tenants. Nelson Mullins Riley & Scarborough will lease the remaining one-third of the building from the entity that owns it.

        On September 1, 2005, BFNM Building, LLC entered into an A1A Document A114-2001 Standard Form of Agreement between Owner and Contractor with Harrington Construction Co. and Graham Group Architects to construct the building on the property for $5,237,478. Michael Harrington, a member of Beach First’s board of directors, is the owner and president of Harrington Construction Co. Under the contract, we expect that the building will be completed by March 22, 2006. Harrington Construction Co. was awarded the contract after a competitive bidding process. Harrington Construction Co.‘s total fee for the project is $233,116.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACH FIRST NATIONAL BANCSHARES, INC. By: /s/ Richard N. Burch Name: Richard N. Burch Title: Chief Financial Officer

Dated:  September 22, 2005